EXHIBIT 10.19(j)

LOAN MODIFICATION AGREEMENT

This Loan Modification Agreement is entered into as of March 31, 1997, by and between FAFCO, Inc. ("Borrower") whose address is 2690 Middlefield Road, Redwood City, CA 94063, and Silicon Valley Bank ("Bank") whose address is 3003 Tasman Drive, Santa Clara, CA 95054.


1.	DESCRIPTION OF EXISTING INDEBTEDNESS:  Among other
indebtedness which may be owing by Borrower to Bank, Borrower is indebted to Bank pursuant to, among other documents, an Amended and Restated Loan and Security Agreement, dated June 5, 1996, as may be amended from time to time, (the "Loan Agreement".) The Loan Agreement provided for, among other things, a Committed Line in the original principal amount of One Million and 00/100 Dollars ($1,000,000.00) (The "Revolving Facility".) Defined terms used but not otherwise defined herein shall have the same meanings as in the Loan Agreement.

Hereinafter, all indebtedness owing by Borrower to Bank shall be referenced to as the "Indebtedness."

2.	DESCRIPTION OF COLLATERAL AND GUARANTIES:  Repayment of the Indebtedness
is secured by the Collateral as described in the Loan Agreement.

Hereinafter, the above-described security documents and quarantines, together with all other documents securing repayment of the Indebtedness shall be referred to as the "Security Documents." Hereinafter, the Security Documents, together with all other documents evidencing or securing the Indebtedness shall be referred to as the "Existing Loan Documents."

3.	DESCRIPTION OF CHANGE IN TERMS:

A.	Modification(s) to Loan Agreement.

1. The defined term "Maturity Date" is hereby amended in its entirety to read as:

   April 1, 1998.

2. The first sentence in section 2.3 (c) entitled "Payments" is hereby amended to read as follows:

   Interest hereunder shall be due and payable on the thirteenth calendar day of each month during the term hereof.

3. Item "(a)" contained in the paragraph entitled "Eligible Accounts" is hereby amended in its entirety to read as follows:

   (a)	Accounts that the account debtor has failed to pay within ninety (90)
       days of invoice date provided that, from December 1 to August 1, accounts under the Borrower's advanced buy program shall be ineligible after 150 days from date of invoice and shall not exceed an aggregate amount of $350,000.00.

4. The paragraph entitled "Eligible Foreign Accounts" is hereby amended in its entirety to read as follows:

   EXHIBIT 10.19(j) page two


   "Eligible Foreign Accounts" means Accounts with respect to which the account debtor does not have its principal place of business in the United States and that are: (1) covered by credit insurance in form and amount, and by insurer satisfactory to Bank less the amount of any deductibles(s) which may be or become owing thereon; or (2) supported by one or more letters of credit in favor of Bank as beneficiary, in an amount and of a tenor, and issued by a financial institution, acceptable to Bank; or (3) those certain accounts from Ebara Corp. and Jang Han Systems Engineers to an aggregate maximum of $500,000.00; or (4) that Bank approves on a case-by-case basis.

5. Section 6.8 entitled "Quick Ratio" is hereby amended in its entirety to read as follows:

   Borrower shall maintain, as of the last day of each calendar month, a ratio of total liabilities less subordinated debt to tangible net worth plus subordinated debt of not more than 2.00 to 1.00.

6. Section 6.9 entitled "Debt-Net Worth Ratio" is hereby amended in its entirety to read as follows:

   Borrower shall maintain. as of the last day of each calendar month, a ratio of Total Liabilities less subordinated debt to Tangible Net Worth plus Subordinated Debt of not more than 2.00 to 1.00.

7. Section 6.10 entitled "Tangible New Worth" is hereby amended in its entirety to read as follows:

   Borrower shall maintain, as of the last day of each calendar month, a Tangible Net Worth plus Subordinated Debt of not less than One Million Six Hundred Fifty and 00/100 Dollars ($1,650,000.00).

8. Section 6.11 entitled "Profitability" is hereby amended in its entirety to read as follows:

   As of the last day of each of Borrower's fiscal quarters, Borrower shall have a minimum net profit, measured on a fiscal year to date basis, of not less than One Dollar ($1.00).

4.	CONSISTENT CHANGES.  The Existing Loan Documents are hereby amended wherever necessary to reflect the changes described above.

5.	PAYMENT OF LOAN FEE.  Borrower shall pay to Bank a fee in the amount of
   Seven Thousand Five Hundred and 00/100 Dollars ($7,500.00) (the "Loan
   Fee") plus all out-of-pocket expenses.

6.	NO DEFENSES OF BORROWER.  Borrower (and each guarantor and pledgor signing below) agrees that, as of this date, it has no defenses against the obligations to pay any amounts under the Indebtedness.

7. CONTINUING VALIDITY. Borrower (and each guarantor and pledgor signing below) understands and agrees that in modifying the existing Indebtedness, Bank is relying upon Borrower's representations, warranties, and agreements, as set forth in the Existing Loan Documents. Except as expressly modified pursuant to this Loan Modification Agreement, the terms of the EXHIBIT 10.19(j) page three Existing Loan Documents remain unchanged and in full force and effect. Bank's agreement to modifications to modifications to the existing Indebtedness pursuant to this Loan Modification Agreement in no way shall obligate Bank to make any future modifications to the Indebtedness. Nothing in this Loan Modification Agreement shall constitute a satisfaction of the Indebtedness. It is the intention of Bank and Borrower to retain as liable parties all makers and endorsers of Existing Loan Documents, unless the party is expressly released by Bank in writing. No maker, endorser, or guarantor will be released by virtue of this Loan Modification Agreement. The terms of this Paragraph apply not only to this Loan Modification Agreement, but also to all subsequent loan modification agreements.



8.	CONDITIONS.  The effectiveness of this Loan Modification Agreement is
   conditioned upon Borrower's payment of the Loan Fee. 	This Loan
   Modification Agreement is executed as of the date first written above.

BORROWER:                                          	LENDER:
FAFCO, INC.	                                        SILICON VALLEY BANK

By:  \s\Alex N. Watt		                              By:  \s\Julie Schneider
     ---------------                                     ------------------
Name:  Alex N. Watt		                               Name:  Julie Schneider
Title:                                              Title:
V.P. Finance & Administration	                      Assistant Vice President